Exhibit 99.1

Lantronix Reports Fiscal 2011 Second Quarter Financial Results

Second quarter revenue of $12.7 million an 11% year-over-year increase

Irvine, Calif., February 3, 2011 – Lantronix, Inc. (NASDAQ: LTRX), a leading global provider of smart connectivity solutions that enable business and technology professionals to access any device, anywhere, anytime, today reported financial results for its fiscal 2011 second quarter ended December 31, 2010.

Recent Highlights

•	Net revenue of $12.7 million, an increase of 11% year-over-year and 4% sequentially.
•	GAAP net loss improved sequentially to ($579,000), or ($0.06) per share compared to ($678,000) or ($0.07) per share in the previous quarter.
•	Non-GAAP net income increased sequentially to $603,000, or $0.06 per share compared to $417,000 or $0.04 per share in the previous quarter.
•	Tenth consecutive quarter of non-GAAP net income.
•	Cash and cash equivalents increased to $10.6 million at December 31, 2010.
•	Integrated AccessMyDevice VIP Access™ software agent with Texas Instruments’ Sitara line of microprocessors to provide secure remote access for OEMs’ embedded designs.
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Co-sponsored white paper and webinar with HIMSS Analytics, a wholly owned not-for-profit subsidiary of the Healthcare Information and Management Systems Society (HIMSS): Medical Devices Landscape: Current and Future Adoption, Integration with EMRs, and Connectivity

Jerry Chase, president and CEO, said, “Our revenue growth in the second quarter reflects growth in both our core business and our new generation of products which continue to gain increasing traction in the market.  We are excited about the positive momentum generated by our new products, and we expect this momentum to continue with more new product launches later this month.”

Financial Results for the Second Fiscal Quarter Ended December 31, 2010

Net revenue was $12.7 million, an 11% increase compared to net revenue of $11.5 million for the second fiscal quarter of 2010.  Revenue from new products such as SpiderDuo, XPortPro and EDS 1100/2100 increased to $569,000 compared to $300,000 for the first fiscal quarter of 2011 and $214,000 for the fourth fiscal quarter of 2010.  As part of an ongoing corporate initiative to optimize our sales distribution channel, the Company renegotiated our agreement with a direct customer that removed stock rotation and price protection terms, which allows the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The result was recognition of approximately $342,000 of net revenue during the quarter.  As part of this same initiative, we removed stock rotation and price protection terms from certain low volume direct customers and redirected them to master distributors, which allows the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The result was the recognition of approximately $297,000 of net revenue during the quarter.

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Gross profit margin was 49.4%, compared to 52.7% for the second fiscal quarter of 2010. The decrease in gross profit margin was due to product mix, increased reserves for excess and obsolete inventory related to an end-of-life product, an increase in warranty reserves, and an increase in freight costs related to an increase in the volume of inventory receipts during the quarter.

GAAP operating expenses were $6.8 million, an increase of $420,000, compared to $6.4 million for the second fiscal quarter of 2010.  GAAP operating expenses were negatively impacted by approximately $372,000 in legal and consulting expenses related to the Company’s contested proxy that was settled in November of 2010.

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Selling, general and administrative expense was $5.1 million, an increase of $233,000, compared to $4.9 million for the second fiscal quarter of 2010. The increase was primarily due to legal and consulting expenses of approximately $372,000 related to the Company’s contested proxy, which was settled in November of 2010, and an increase in payroll costs, offset by a decrease in advertising and marketing expense.  Although payroll costs were higher during the quarter, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the year ago quarter.

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Research and development expense was $1.7 million, an increase of $187,000, compared to $1.5 million for the second fiscal quarter of 2010. The increase was due to expenses related to development projects for upcoming product releases and an increase in payroll costs. Although payroll costs were higher during the quarter, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the year ago quarter.

Non-GAAP operating expenses were $5.8 million, compared to $5.6 million for the second fiscal quarter of 2010.

GAAP net loss was ($579,000), or ($0.06) per share, compared to a GAAP net loss of ($375,000), or ($0.04) per share, for the second fiscal quarter of 2010. The GAAP net loss in the second fiscal quarter of 2011 was negatively impacted by approximately $372,000 in legal and consulting expenses related to the Company’s contested proxy that was settled in November of 2010.

Non-GAAP net income was $603,000, or $0.06 per share, compared to non-GAAP net income of $495,000, or $0.05 per share, for the second fiscal quarter of 2010.

Financial Results for the Six Months ended December 31, 2010

Net revenue was $24.9 million, an 11% increase compared to $22.4 million for the six months ended December 31, 2009.  Revenue from new products such as SpiderDuo, XPortPro and EDS 1100/2100 increased to $868,000 compared to $85,000 for the six months ended December 31, 2009. As part of an ongoing corporate initiative to optimize our sales distribution channel, the Company renegotiated our agreement with a direct customer that removed stock rotation and price protection terms, which allows the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The result was recognition of approximately $342,000 of net revenue during the second fiscal quarter of 2011.  As part of this same initiative, we removed stock rotation and price protection terms from certain low volume direct customers and redirected them to master distributors, which allows the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The result was the recognition of approximately $297,000 of net revenue during the second fiscal quarter of 2011.

Gross profit margin was 50.2%, compared to 52.5% for the six months ended December 31, 2009.  The decrease in gross profit margin reflects product mix and increased freight costs due to expedite charges relating to component and product shortages as well as an increase in the volume of inventory receipts.

GAAP operating expenses were $13.7 million, compared to $12.5 million for the six months ended December 31, 2009.  GAAP operating expenses were negatively impacted by approximately $561,000 in legal and consulting expenses related to the Company’s contested proxy.

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Selling, general and administrative expense was $10.1 million, an increase of $666,000, compared to $9.5 million for the six months ended December 31, 2010.  The increase was primarily due to legal and consulting expenses of approximately $561,000 related to the Company’s contested proxy and an increase in payroll costs.  Although payroll costs were higher during the period, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the year ago period.

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Research and development expense was $3.5 million, an increase of $525,000, compared to $3.0 million for the six months ended December 31, 2009.  The increase was due to expenses related to development projects for upcoming product releases and an increase in payroll costs.  Although payroll costs were higher during the period, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the year ago period.

Non-GAAP operating expenses were $11.7 million, an increase of $689,000, compared to $11.0 million for the six months ended December 31, 2009.

GAAP net loss was ($1.3 million), or ($0.12) per share, compared to a GAAP net loss of ($874,000), or ($0.09) per share, for the six months ended December 31, 2009. The GAAP net loss for the six-month period was negatively impacted by approximately $561,000 in legal and consulting expenses related to the Company’s contested proxy.

Non-GAAP net income was $1.0 million, or $0.09 per share, compared to non-GAAP net income of $907,000, or $0.08 per share, for the six months ended December 31, 2009.

Balance Sheet Summary

Cash and cash equivalents were $10.6 million as of December 31, 2010, an increase of $570,000, compared to $10.1 million as of June 30, 2010.

Total receivables, which include accounts receivable, net, and contract manufacturers’ receivable, were $3.5 million as of December 31, 2010, compared to $2.4 million as of June 30, 2010.  The increase in accounts receivable is a result of the increase in revenue.

Net Inventory was $9.6 million as of December 31, 2010, an increase of $2.7 million, compared to $6.9 million as of June 30, 2010.  The increase was attributable to a buildup of finished goods and strategic components to ensure timely delivery and enhance customer satisfaction.

Accounts payable were $9.8 million as of December 31, 2010, compared to $6.5 million as of June 30, 2010. The increase was primarily due to the increase in inventory during the quarter as inventory is the primary driver of accounts payable.

Working capital was $8.6 million as of December 31, 2010, compared to $7.6 million as of June 30, 2010.

Discussion of Non-GAAP Financial Measures

Lantronix believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating expenses consist of operating expenses excluding share-based compensation and related payroll taxes and depreciation and amortization, as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company's core operating performance, such as the costs associated with the contested proxy during the first and second quarters of fiscal 2011.

Non-GAAP net income (loss) consists of net income (loss) excluding share-based compensation and related payroll taxes, depreciation and amortization, interest income (expense), other income (expense), income tax provision (benefit), as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the Company's core operating performance, such as the costs associated with the contested proxy during the first and second quarters of fiscal 2011.

Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP weighted-average shares outstanding (diluted). For purposes of calculating non-GAAP net income (loss) per share, the calculation of GAAP weighted-average shares outstanding (diluted) is adjusted to exclude share-based compensation, which is treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Conference Call and Webcast
Lantronix will host a conference call and webcast today at 2:00 p.m. Pacific Time (5:00 p.m. ET) to discuss its second quarter fiscal 2011 financial results. Those wishing to participate in the live call should dial 866-783-2139 (International dial-in 857-350-1598) using the passcode 92079586.  A telephone replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (888) 286-8010 and entering 85982809 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Lantronix’s website at www.lantronix.com. The webcast will be archived on the Company's web site for twelve months.

About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest medical, security, industrial and building automation, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning our future business plans. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to our target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on Form 10-K for the year ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Reagan Sakai, CFO
Lantronix
Reagan.Sakai@Lantronix.com

Investor Contacts:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
ltrx@mkr-group.com

LANTRONIX, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$10,645	$10,075
Accounts receivable, net	1,970	1,342
Contract manufacturers' receivable	1,488	1,015
Inventories, net	9,586	6,873
Prepaid expenses and other current assets	366	515
Deferred tax assets	542	542
Total current assets	24,597	20,362

Property and equipment, net	2,094	2,392
Goodwill	9,488	9,488
Purchased intangible assets, net	109	155
Other assets	167	135
Total assets	$36,455	$32,532

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,756	$6,545
Accrued payroll and related expenses	1,288	1,568
Warranty reserve	209	183
Short-term debt	667	667
Other current liabilities	4,123	3,776
Total current liabilities	16,043	12,739
Non-current liabilities:
Long-term liabilities	591	646
Long-term capital lease obligations	91	153
Long-term debt	1,167	111
Deferred tax liabilities	542	542
Total non-current liabilities	2,391	1,452
Total liabilities	18,434	14,191

Commitments and contingencies

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	192,084	191,147
Accumulated deficit	(174,463)	(173,206)
Accumulated other comprehensive income	399	399
Total stockholders' equity	18,021	18,341
Total liabilities and stockholders' equity	$36,455	$32,532

LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net revenue (1)	$12,719	$11,478	$24,911	$22,432
Cost of revenue	6,441	5,429	12,406	10,666
Gross profit	6,278	6,049	12,505	11,766
Operating expenses:
Selling, general and administrative	5,088	4,855	10,141	9,475
Research and development	1,697	1,510	3,520	2,995
Amortization of purchased intangible assets	18	18	36	36
Total operating expenses	6,803	6,383	13,697	12,506
Loss from operations	(525)	(334)	(1,192)	(740)
Interest expense, net	(36)	(42)	(58)	(89)
Other income (expense), net	(5)	11	24	(25)
Loss before income taxes	(566)	(365)	(1,226)	(854)
Provision for income taxes	13	10	31	20
Net loss	$(579)	$(375)	$(1,257)	$(874)
Net loss per share (basic and diluted)	$(0.06)	$(0.04)	$(0.12)	$(0.09)
Weighted-average shares (basic and diluted)	10,429	10,301	10,389	10,234
Net revenue from related parties	$212	$142	$453	$267

(1) Includes net revenue from related parties

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

GAAP net loss	$(579)	$(375)	$(1,257)	$(874)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	9	10	35	19
Employer portion of withholding taxes on stock grants	-	-	2	3
Depreciation and amortization	84	64	169	118
Total adjustments to cost of revenues	93	74	206	140
Selling, general and adminstrative:
Costs associated with the contested proxy	372	-	561	-
Share-based compensation	382	426	790	851
Employer portion of withholding taxes on stock grants	-	2	12	13
Depreciation and amortization	167	148	333	281
Total adjustments to selling, general and administrative	921	576	1,696	1,145
Research and development:
Share-based compensation	85	142	236	273
Employer portion of withholding taxes on stock grants	-	3	18	21
Depreciation and amortization	11	16	23	32
Total adjustments to research and development	96	161	277	326
Amortization of purchased intangible assets	18	18	36	36
Total non-GAAP adjustments to operating expenses	1,035	755	2,009	1,507
Interest expense, net	36	42	58	89
Other income (expense), net	5	(11)	(24)	25
Provision for income taxes	13	10	31	20
Total non-GAAP adjustments	1,182	870	2,280	1,781
Non-GAAP net income	$603	$495	$1,023	$907

Non-GAAP net income per share (diluted)	$0.06	$0.05	$0.09	$0.08

Denominator for GAAP net income per share (diluted)	10,429	10,301	10,389	10,234
Non-GAAP adjustment	373	554	467	529
Denominator for non-GAAP net income per share (diluted)	10,802	10,855	10,856	10,763

GAAP operating expenses	$6,803	$6,383	$13,697	$12,506
Non-GAAP adjustments to operating expenses	(1,035)	(755)	(2,009)	(1,507)
Non-GAAP operating expenses	$5,768	$5,628	$11,688	$10,999

LANTRONIX, INC.
Unaudited Net Revenues by Product Line
(In thousands, except percentages)

	Three Months Ended December 31,
		% of Net		% of Net	Change
	2010	Revenue	2009	Revenue	$	%

Device enablement	$10,469	82.3%	$9,255	80.6%	$1,214	13.1%
Device management	2,076	16.3%	1,899	16.5%	177	9.3%
Device networking	12,545	98.6%	11,154	97.2%	1,391	12.5%
Non-core	174	1.4%	324	2.8%	(150)	(46.3%	)
Net revenue	$12,719	100.0%	$11,478	100.0%	$1,241	10.8%

	Six Months Ended December 31,
		% of Net		% of Net	Change
	2010	Revenue	2009	Revenue	$	%

Device enablement	$20,352	81.7%	$17,995	80.2%	$2,357	13.1%
Device management	4,234	17.0%	3,902	17.4%	332	8.5%
Device networking	24,586	98.7%	21,897	97.6%	2,689	12.3%
Non-core	325	1.3%	535	2.4%	(210)	(39.3%	)
Net revenue	$24,911	100.0%	$22,432	100.0%	$2,479	11.1%